                                                                 Exhibit 10.02


                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT, effective as of February 1, 2004 (the "Effective Date") is made and entered into by and between Cardinal Health, Inc., an Ohio corporation (the "Company"), and George L. Fotiades (the "Executive").

         WHEREAS, the Company and the Executive are parties to that certain Employment Agreement dated as of November 13, 2002 (the "Prior Agreement"); and

         WHEREAS, the Company and the Executive desire to set forth in a written agreement the terms and conditions under which the Executive will render services to the Company that will replace and supercede the Prior Agreement from and after the Effective Date.

         NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, agree as follows:

         1. EMPLOYMENT PERIOD. The Company shall employ, or shall cause one of its subsidiaries or affiliates to employ, the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, during the three-year period beginning on the Effective Date and ending on the third (3rd) anniversary of the Effective Date, unless prior to such date the employment of the Executive is terminated in accordance with Section 4 of this Agreement (such period, the "Employment Period"). For purposes of this Agreement, any reference to the "Company" shall mean, where appropriate, the actual Cardinal subsidiary or affiliate that employs the Executive. The Employment Period may be extended by mutual written agreement of the parties. The parties hereto agree and acknowledge that the Prior Agreement is and shall be considered terminated and superceded by this Agreement from and after the Effective Date.

         2. POSITION AND DUTIES. (a) During the Employment Period, the Executive shall serve as President and Chief Operating Officer of the Company, with the duties and responsibilities customarily assigned to such position, and such other duties and responsibilities as the Chief Executive Officer of the Company shall from time to time assign to the Executive.

         (b) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled under the practices and policies of the Company as in effect from time to time, the Executive shall devote the Executive's full business attention and time to the business and affairs of the Company, and shall use the Executive's reasonable best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to (A) serve on corporate boards or committees with the prior consent of the Chief Executive Officer of the Company, (B) serve on civic or charitable boards or committees,
(C) deliver lectures, fulfill speaking
engagements or teach at educational institutions and (D) manage personal investments, so long as such activities do not materially interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement or violation the provisions of Section 5 of this Agreement.

         (c) As of the Effective Date, the Executive's services shall be performed primarily at the Company's offices located in Dublin, Ohio. Promptly following the Effective Date, the Executive will establish and maintain his primary residence in the Central Ohio area and will, at a mutually agreed time (which the parties intend to be as soon as practicable), relocate his family and possessions to such primary residence.

         3. COMPENSATION. (a) SALARY. During the Employment Period, as compensation for the Executive's services hereunder, the Company shall pay to the Executive an annual base salary (the "Base Salary") at the rate of not less than $725,000, payable at such times and intervals as the Company customarily pays the base salaries of its other executive employees; provided that the Base Salary may be reduced as part of a reduction that applies proportionately to all employees who are otherwise similar to the Executive with respect to amount of compensation and level of managerial responsibility before such reduction.

         (b) ANNUAL BONUS. In addition to the Base Salary, during the Employment Period the Executive shall be eligible to receive an annual bonus (an "Annual Bonus") determined and paid at the sole discretion of the Company pursuant to the terms and conditions of the Company bonus plan for which the Executive is then eligible, as such plan is in effect from time to time, or any successor thereto (the "Bonus Plan"). The parties hereto agree and acknowledge that the Executive's Annual Bonus target under this Agreement shall be equal to one hundred and sixty percent (160%) of the Base Salary.

         (c) OPTION GRANT. As of February 1, 2004, the Company shall grant the Executive an option to purchase 225,000 common shares, without par value, of the Company (the "2004 Option") pursuant to the terms and conditions set forth in the Nonqualified Stock Option Agreement attached to this Agreement as Exhibit A (the "2004 Option Agreement"). The Executive acknowledges and agrees that he will not be eligible to receive annual grants of options to purchase common shares of the Company during the Company's fiscal 2004 and 2005 years, unless any such grant is authorized by the Human Resources and Compensation Committee of the Board of Directors of the Company. Beginning in the Company's fiscal year 2006, the Executive will be eligible to participate in the Company's annual grant of options pursuant to the Company's then-standard practice for providing such grants to senior executives of the Company.

         (d) EMPLOYEE BENEFITS. During the Employment Period, the Executive shall be entitled to receive employee benefits (including, without limitation, medical, life insurance and other welfare benefits and benefits under retirement and savings plans) and vacation to the same extent as, and on the same terms and conditions as, other similarly situated executives of the Company from time to time.

         (e) EXPENSES. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive during the Employment Period in carrying out the Executive's duties under this Agreement, provided that the Executive complies with the policies, practices and procedures of the Company then applicable to the Executive for submission of expense reports, receipts, or similar documentation of such expenses.

         (f) RELOCATION BENEFITS. The Company shall provide the Executive with relocation benefits in connection with the relocation referenced in Section 2(c) of this Agreement. Such relocation benefits shall be provided pursuant to the Company's standard relocation policy for similarly situated executives.

         4. EMPLOYMENT TERMINATION. (a) TERMINATION BY THE COMPANY. During the Employment Period, the Executive's employment may be terminated by the Company under any of the following circumstances: (i) upon the inability of the Executive to perform the essential functions of his position with or without reasonable accommodation, which inability continues for a consecutive period of 120 days or longer or an aggregate period of 180 days or longer ("Incapacity"), in either instance during the Employment Period; (ii) for "Cause," defined as
(A) any willful or grossly negligent conduct by Executive that demonstrably and materially injures the Company; (B) any act by the Executive of fraud or intentional misrepresentation or embezzlement, misappropriation or conversion of assets of the Company or any subsidiary; (C) the Executive being convicted of, confessing to, or becoming the subject of proceedings that provide a reasonable basis for the Company to believe the Executive has engaged in, a felony or any crime involving dishonesty or moral turpitude; (D) the Executive's intentional and repeated violation of the written policies or procedures of the Company; (E) the Executive violating any provision of Section 5 of this Agreement; or (F) the Executive's willful and continued failure for a significant period of time to perform Executive's duties; and (iii) for any other reason (a termination without "Cause"). The Company shall give the Executive notice of termination specifying which of the foregoing provisions is applicable and (in the case of clause (i) or (ii)) the factual basis therefor, and the termination shall be effective upon the 30th day after such notice is given (hereinafter, the date on which the Executive ceases to be an employee of the Company for any reason (including, without limitation, by action of the Executive), whether or not during the Employment Period, is referred to as the "Date of Termination").

         (b) TERMINATION BY THE EXECUTIVE. The Executive may terminate his employment during the Employment Period for any reason upon 30 days advanced written notice to the Company.

         (c) CONSEQUENCES OF TERMINATION BY THE COMPANY WITHOUT CAUSE. (i) If the Executive is terminated by the Company without Cause during the Employment Period, or, (ii) if, in the event of the expiration of the Employment Period, the Executive continues employment with the Company beyond the date of the expiration of the Employment Period (hereinafter defined as the Executive's period of "Employment Continuation"), and under such circumstances the Executive is terminated without Cause during the Executive's Employment Continuation and prior to the fifth anniversary of the Effective Date, then in either case, the Executive shall not be entitled to any further compensation or benefits provided for under this Agreement except as provided in (x) the 2004 Option Agreement, (y) the option award agreement dated November 18, 2002 and attached as Exhibit A to the Prior Agreement (the "2002 Option Agreement"), and (z) the following sentence. Under such circumstance, the Company shall:

                  (i) pay to the Executive an amount equal to two times the sum of (x) the Executive's Base Salary, at the rate in effect on the day immediately prior to the Date of Termination and (y) the Executive's Annual Bonus target for the fiscal year of the Company in which the Date of Termination occurs, such amount to be paid monthly in equal installments over the twenty-four (24) month period immediately following the Date of Termination; and

                  (ii) provide the vested benefits, if any, required to be paid or provided by law.

For the avoidance of doubt, in the event of the Executive's termination without Cause during the Executive's Employment Continuation, the Executive shall only receive severance benefits pursuant to this Section 4(c) if he does not receive severance benefits upon or after the expiration of the Employment Period under this Agreement or otherwise. In addition, notwithstanding anything in the 2004 Option Agreement to the contrary, in the event that the Company terminates the Executive without Cause during the Employment Period following a change in corporate structure or personnel of the Company (or similar event) which results in the Executive ceasing to report directly to Robert D. Walter prior to such termination, the entire 2004 Option shall vest and become exercisable on the Vesting Date set forth on page 1 of the 2004 Option Agreement, and shall remain exercisable thereafter for the remainder of the term of the 2004 Option. Notwithstanding the foregoing, the Company's obligations to the Executive under this Section 4(c) shall immediately terminate, and the Executive shall not be entitled to any further compensation or benefits provided for under this Agreement, the 2004 Option Agreement, or the 2002 Option Agreement in the event that the Executive violates any of the provisions of Section 5 of this Agreement.

         (d) OTHER EMPLOYMENT TERMINATIONS. If, during the Employment Period, the Executive's employment is terminated for any reason other than by the Company without Cause, including, without limitation, termination by the Executive, the Executive's retirement, Incapacity, death, or termination by the Company for Cause (subject only to Section 4(e) of this Agreement), the Executive shall not be entitled to any compensation provided for under this Agreement, other than (i) the Base Salary through the Date of Termination; (ii) benefits under any long-term disability insurance coverage in the case of termination because of Incapacity; (iii) vested benefits, if any, required to be paid or provided by law; and (iv) the benefits, if any, provided for under the Executive's then-outstanding equity incentive awards, including the 2004 Option Agreement and the 2002 Option Agreement.

         (e) TERMINATION AFTER A CHANGE OF CONTROL. In the event that during the Employment Period, or during the Executive's Employment Continuation but prior to the fifth anniversary of the Effective Date (i) the Executive's employment is terminated by the Company within one year after a "Change of Control" (as defined in the Cardinal Health, Inc. Amended and Restated Equity Incentive Plan, as amended from time to time, or any successor plan thereto) for any reason other than because of the Executive's death, retirement, Incapacity or by the Company for Cause, or (ii) the Executive has experienced a material diminution of his duties under Section 2(a) of this Agreement, other than actions that are not taken in bad faith and are remedied by the Company within ten business days after receipt of written notice thereof from the Executive, and as a result the Executive terminates his employment within one year after a Change of Control (as so defined), then the Company shall pay to the Executive the severance payments and benefits as set forth in Section 4(c) of this Agreement.

         5. COVENANTS. (a) INTRODUCTION. The parties acknowledge that the provisions and covenants contained in this Section 5 are ancillary and material to this Agreement, the 2004 Option Agreement, and the 2002 Option Agreement and that the limitations contained herein are reasonable in geographic and temporal scope and do not impose a greater restriction or restraint than is necessary to protect the goodwill and other legitimate business interests of the Company. The parties also acknowledge and agree that the provisions of this Section 5 do not adversely affect the Executive's ability to earn a living in any capacity that does not violate the covenants contained herein. The parties further acknowledge and agree that the provisions of Section 11(a) below are accurate and necessary because (i) this Agreement is entered into in the State of Ohio, (ii) Ohio has a substantial relationship to the parties and to this transaction, (iii) Ohio is the headquarters state of the Company, which has operations nationwide and has a compelling interest in having its employees treated uniformly within the United States, (iv) the use of Ohio law provides certainty to the parties in any covenant litigation in the United States, and (v) enforcement of the provision of this Section 5 would not violate any fundamental public policy of Ohio or any other jurisdiction.

         (b) CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Company and all of its subsidiaries, partnerships, joint ventures, limited liability companies, and other affiliates (collectively, the "Cardinal Group"), all secret or confidential information, knowledge or data relating to the Cardinal Group and its businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research, secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that the Executive has obtained or obtains during the Executive's employment by the Cardinal Group and that is not public knowledge (other than as a result of the Executive's violation of this Section 5(b)) ("Confidential Information"). For the purposes of this Section 5(b), information shall not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available. The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the

Executive's employment with the Cardinal Group, except with the prior written consent of the Cardinal Group, as applicable, or as otherwise required by law or legal process. All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like that the Executive uses, prepares or comes into contact with during the course of the Executive's employment shall remain the sole property of the Company and/or the Cardinal Group, as applicable, and shall be turned over to the applicable Cardinal Group company upon termination of the Executive's employment.


         (c) NON-RECRUITMENT OF EMPLOYER'S EMPLOYEES, ETC. Executive shall not, at any time during the Restricted Period (as defined in this Section 5(c)), without the prior written consent of Cardinal Health, Inc., directly or indirectly, contact, solicit, recruit, or employ (whether as an employee, officer, director, agent, consultant or independent contractor) any person who was or is at any time during the previous twenty four months an employee, representative, officer or director of the Cardinal Group. Further, during the Restricted Period, Executive shall not take any action that could reasonably be expected to have the effect of encouraging or inducing any employee, representative, officer or director of the Cardinal Group to cease their relationship with the Cardinal Group for any reason. This provision does not apply to recruitment of employees within or for the Cardinal Group. The "Restricted Period" means the period of Executive's employment with the Cardinal Group and the additional period that ends 24 months after the Executive's Date of Termination.

         (d) NO COMPETITION--SOLICITATION OF BUSINESS. During the Restricted Period, the Executive shall not (either directly or indirectly or as an officer, agent, employee, partner or director of any other company, partnership or entity) solicit, service, or accept on behalf of any competitor of the Cardinal Group the business of (i) any customer of the Cardinal Group at the time of the Executive's employment or Date of Termination, or (ii) potential customer of the Cardinal Group which the Executive knew to be an identified, prospective purchaser of services or products of the Cardinal Group.

         (e) NO COMPETITION--EMPLOYMENT BY COMPETITOR. During the Restricted Period, the Executive shall not invest in (other than in a publicly traded company with a maximum investment of no more than 1% of outstanding shares), counsel, advise, or be otherwise engaged or employed by, any entity or enterprise that competes with the Cardinal Group, by developing, manufacturing or selling any product or service of a type, respectively, developed, manufactured or sold by the Cardinal Group.

         (f) NO DISPARAGEMENT. (i) The Executive shall at all times refrain from taking actions or making statements, written or oral, that (A) denigrate, disparage or defame the goodwill or reputation of the Cardinal Group or any of its trustees, officers, security holders, partners, agents or former or current employees and directors, or (B) are intended to, or may be reasonably expected to, adversely affect the morale of the employees of the Cardinal Group. The Executive further agrees not to make any negative statements to third parties relating to the Executive's employment or any aspect of the businesses of the Cardinal Group and not to make any statements to third parties about the circumstances of the termination of the Executive's employment, or about the Cardinal Group or its trustees, officers, security holders, partners, agents or former or current employees and directors, except as may be required by a court or governmental body.

                  (ii) The Executive further agrees that, following termination of employment for any reason, the Executive shall assist and cooperate with the Company with regard to any matter or project in which the Executive was involved during the Executive's employment with the Company, including but not limited to any litigation that may be pending or arise after such termination of employment. Further, the Executive agrees to notify the Company at the earliest opportunity of any contact that is made by any third parties concerning any such matter or project. The Company shall not unreasonably request such cooperation of Executive and shall compensate the Executive for any lost wages or expenses associated with such cooperation and assistance.

         (g) INVENTIONS. All plans, discoveries and improvements, whether patentable or unpatentable, made or devised by the Executive, whether alone or jointly with others, from the date of the Executive's initial employment by the Company and continuing until the end of the Employment Period and any subsequent period when the Executive is employed by the Cardinal Group, relating or pertaining in any way to the Executive's employment with or the business of the Cardinal Group, shall be promptly disclosed in writing to the Chief Executive Officer and are hereby transferred to and shall redound to the benefit of the Company, and shall become and remain its sole and exclusive property. The Executive agrees to execute any assignments to the Company or its nominee, of the Executive's entire right, title and interest in and to any such discoveries and improvements and to execute any other instruments and documents requisite or desirable in applying for and obtaining patents, trademarks or copyrights, at the expense of the Company, with respect thereto in the United States and in all foreign countries, that may be required by the Company. The Executive further agrees, during and after the Employment Period, to cooperate to the extent and in the manner required by the Company, in the prosecution or defense of any patent or copyright claims or any litigation, or other proceeding involving any trade secrets, processes, discoveries or improvements covered by this Agreement, but all necessary expenses thereof shall be paid by the Company.

         (h) ACKNOWLEDGMENT AND ENFORCEMENT. (i) The Executive acknowledges and agrees that: (A) the purpose of the foregoing covenants, including without limitation the noncompetition covenants of Sections 5(d) and (e), is to protect the goodwill, trade secrets and other Confidential Information of the Company;
(B) because of the nature of the business in which the Cardinal Group is engaged and because of the nature of the Confidential Information to which the Executive has access, the Company would suffer irreparable harm and it would be impractical and excessively difficult to determine the actual damages of the Cardinal Group in the event the Executive breached any of the covenants of this
Section 5; and (C) remedies at law (such as monetary damages) for any breach of the Executive's obligations under this Section 5 would be inadequate. The Executive therefore agrees and consents that if the Executive commits any breach of a covenant under this Section 5 or threatens to commit any such breach, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage.

                  (ii) In addition, in the event of a violation of this Section 5, the Company shall have the right to require the Executive to pay to the Company all or any portion of the Clawback Amount (as defined below) within 30 days following written notice by the Company to the Executive (the "Company Notice") that it is imposing such requirement. The "Clawback Amount" means the sum of:

                           A. the amount equal to the gross gain realized or
obtained by the Executive resulting from the vesting of the restricted stock (the "Additional Incentive Shares") granted to the Executive pursuant to the Restricted Shares Agreement attached as Exhibit A to the Executive's Employment Agreement dated February 9, 2000 (the "2000 Employment Agreement"), measured at the date of vesting (i.e., the market value of the Additional Incentive Shares on the vesting date);

                           B. if (x) the Executive has sold or otherwise
disposed of any of the Additional Incentive Shares, an amount equal to the excess of (I) the fair market value thereof on the date of the sale or disposition over (II) the fair market value thereof on the date such shares vested, and if (y) the Executive has not sold or otherwise disposed of the Additional Incentive Shares, an amount equal to the excess of (I) the fair market value thereof on the 30th day following the date of the Company Notice over (II) the fair market value thereof on the date such shares vested; and

                           C. if the Executive has exercised any stock options
granted to the Executive by the Cardinal Group under the Cardinal Health, Inc. Equity Incentive Plan within three years before a violation of Section 5(b), 5(c), 5(f) or 5(g) or within one year before a violation of Section 5(d) or 5(e), an amount equal to the gross option gain realized or obtained by the Executive or any transferee resulting from the exercise of such stock option, measured at the date of exercise (i.e., the difference between the fair market value of the purchased stock on the date of exercise and the exercise price paid by the Executive therefor).

In addition to the foregoing, in the event of a violation of this Section 5, all outstanding stock options granted to the Executive by the Cardinal Group under the Cardinal Health, Inc. Equity Incentive Plan that have not been exercised shall immediately and automatically terminate, be forfeited, and cease to be exercisable at any time.

                  (iii) With respect to any provision of this Section 5 finally determined by a court of competent jurisdiction to be unenforceable, the Executive and the Company hereby agree that such court shall have jurisdiction to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's determination. If any of the covenants of this Section 5 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company's right to enforce any such covenant in any other jurisdiction.

         6. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Cardinal Group for which the Executive may qualify, nor, subject to Section 9 below, shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Cardinal Group. Vested benefits and other amounts that the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, the Cardinal Group on or after the Date of Termination shall be payable in accordance with such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement. Notwithstanding the foregoing, the Executive waives all of the Executive's rights to receive severance payments and benefits under any severance plan, policy or practice of the Cardinal Group or any entity merged with or into the Cardinal Group (or any part thereof) except to the extent provided for in this Agreement.

         7. NO MITIGATION. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

         8. NOTICES. (a) METHODS. Each notice, demand, request, consent, report, approval or communication (hereinafter, "Notice") which is or may be required to be given by any party to any other party in connection with this Agreement, shall be in writing, and given by facsimile, personal delivery, receipted delivery services, or by certified mail, return receipt requested, prepaid and properly addressed to the party to be served as shown in Section 8(b) below.

         (b) ADDRESSES. Notices shall be effective on the date sent via facsimile, the date delivered personally or by receipted delivery service, or three days after the date mailed:

                  If to the Company:        Cardinal Health, Inc.
                                            7000 Cardinal Place
                                            Dublin, OH  43017

                                            Attn.:  Chief Legal Officer

                                            Facsimile:  (614) 757-6948


                  If to the Executive:      At the Executive's residence address
                                            most recently on the books and
                                            records of the Company.

         (c) CHANGES. Each party may designate by Notice to the other in writing, given in the foregoing manner, a new address to which any Notice may thereafter be so given, served or sent.

         9. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements with respect thereto, including, without limitation, the Prior Agreement and the 2000 Employment Agreement; provided that it is specifically agreed that references in the 2002 Option Agreement to the Prior Agreement are hereby amended to be references to this Agreement, as may be amended from time to time.

         10. SUCCESSORS. (a) EXECUTIVE. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

         (b) THE COMPANY. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

         (c) The Company may assign this Agreement to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company that expressly agrees to assume and perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such assignment had taken place. As used in this Agreement, "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

         11. MISCELLANEOUS. (a) GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of Ohio, without reference to principles of conflict of laws. In addition, all legal actions or proceedings relating to this Agreement shall be brought in state or federal courts located in Franklin County, Ohio, and the parties executing this Agreement hereby consent to the personal jurisdiction of such courts. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

         (b) SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

         (c) TAX WITHHOLDING. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

         (d) NO WAIVER. The Executive's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

         (e) WARRANTY. The Executive hereby warrants that the Executive is free to enter into this Agreement and to perform the services described herein.

         (f) HEADINGS. The Section headings contained in this Agreement are for convenience only and in no manner shall be construed as part of this Agreement.

         (g) COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument

         (h) SURVIVAL. The obligations under this Agreement of the Executive and the Company that by their nature and terms require (or may require) satisfaction after the end of the Employment Period shall survive such event and shall remain binding upon such parties.

         (i) EMPLOYMENT CONTINUATION PERIOD. The parties hereto agree and acknowledge that the Executive shall have no rights to any payments, benefits or otherwise under this Agreement during any period of the Executive's Employment Continuation (as defined in Section 4(c) of this Agreement) other than as specifically set forth in Sections 4(c) and 4(e) of this Agreement.

         IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization of the Board of Directors of the Company, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.


                                            EXECUTIVE


Execution Date:  February 5, 2004            /s/ George L. Fotiades
                                            ------------------------------------
                                            George L. Fotiades


                                            CARDINAL HEALTH, INC.


Execution Date:  February 5, 2004           By /s/ Robert D. Walter
                                               ---------------------------------
                                               Robert D. Walter
                                               Chief Executive Officer

Exhibit A


                              CARDINAL HEALTH, INC.
                       NONQUALIFIED STOCK OPTION AGREEMENT


Dollars at Work:           $

Grant Date:

Exercise Price:            $[FMV at Grant Date]

Vesting Date:              [Three years from Grant Date]

Expiration Date:           [Ten years from Grant Date]

         Cardinal Health, Inc., an Ohio corporation (the "Company"), has granted George L. Fotiades ("Grantee"), an option (the "Option") to purchase 225,000 shares (the "Shares") of common stock in the Company for a total purchase price (typically known as Dollars at Work) of $________ (i.e., the equivalent of $_____ for each full Share). The Option has been granted pursuant to the Cardinal Health, Inc. Amended and Restated Equity Incentive Plan, as amended (the "Plan"), and shall include and be subject to all provisions of the Plan, which are hereby incorporated herein by reference, and shall be subject to the provisions of this agreement. Capitalized terms used herein which are not specifically defined herein shall have the meanings ascribed to such terms in the Plan. This option shall be exercisable at any time on or after __________, (subject to Section 10 of the Plan with respect to acceleration of the vesting of the Option upon a Change of Control), and prior to ____________ (subject to the termination provisions of the Plan and this agreement).





By:____________________
Robert D. Walter
Chairman and CEO






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


1. Method of Exercise and Payment of Price

(a) Method of Exercise. At any time when the Option is exercisable under the Plan and this agreement, the Option shall be exercised from time to time by written notice to the Company which shall:

     (i) state the number of Shares with respect to which the Option is being exercised; and

     (ii) if the Option is being exercised by anyone other than the Grantee, be accompanied by proof satisfactory to counsel for the Company of the right of such person or persons to exercise the Option under the Plan and all applicable laws and regulations.

(b) Payment of Price. The full exercise price for the Option shall be paid to the Company as provided in the Plan.

2. Transferability. The Option shall be transferable (I) at the Grantee's death, by the Grantee by will or pursuant to the laws of descent and distribution, and
(II) by the Grantee during the Grantee's lifetime, without payment of consideration, to (a) the spouse, former spouse, parents, stepparents, grandparents, parents-in-law, siblings, siblings-in-law, children, stepchildren, children-in-law, grandchildren, nieces, or nephews of the Grantee, or any other persons sharing the Grantee's household (other than tenants or employees) ("Family Members"), (b) a trust or trusts for the primary benefit of the Grantee or such Family Members, (c) a foundation in which the Grantee or such Family Members control the management of assets, or (d) a partnership in which the Grantee or such Family Members are the majority or controlling partners, provided that subsequent transfers of the transferred Option shall be prohibited except (X) if the transferee is an individual, at the transferee's death by the transferee by will or pursuant to the laws of descent and distribution and (Y) without payment of consideration to the individuals or entities listed in subitems II(a), (b), or (c), above, with respect to the original Grantee. The Human Resources and Compensation Committee of the Board of Directors of the Company (the "Committee") may, in its discretion, permit transfers to other persons and entities as permitted by the Plan. Neither a transfer under a domestic relations order in settlement of marital property rights nor a transfer to an entity in which more than fifty percent of the voting interests are owned by the Grantee or Family Members in exchange for an interest in that entity shall be considered to be a transfer for consideration. Within ten days of any transfer, the Grantee shall notify the Stock Option Administrator of the Company in writing of the transfer. Following transfer, the Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer and, except as otherwise provided in the Plan or this agreement, references to the original Grantee shall be deemed to refer to the transferee. The events of termination of employment of the Grantee provided in item 3 hereof shall continue to be applied with respect to the original Grantee, following which the Option shall be exercisable by the transferee only to the extent, and for the periods, specified in item 3. The Company shall have no obligation to notify any transferee of the Grantee's termination of employment with the Company for any reason. The conduct prohibited of Grantee in items 5 and 6 hereof


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

shall continue to be prohibited of Grantee following transfer to the same extent as immediately prior to transfer and the Option (or its economic value, as applicable) shall be subject to forfeiture by the transferee and recoupment from the Grantee to the same extent as would have been the case of the Grantee had the Option not been transferred. The Grantee shall remain subject to the recoupment provisions of items 5 and 6 of this agreement and tax withholding provisions of Section 13(d) of the Plan following transfer of the Option.

3.  Termination of Relationship.

(a) Termination by Death. If the Grantee's employment by the Company and its subsidiaries (collectively, the "Cardinal Group") terminates by reason of death, then, unless otherwise determined by the Committee within sixty days of such death, any unvested portion of the Option shall vest upon and become exercisable in full from and after the 60th day after such death. The Option may thereafter be exercised by any transferee of the Option, if applicable, or by the legal representative of the estate or by the legatee of the Grantee under the will of the Grantee for a period of one year (or such other period as the Committee may specify at or after grant or death) from the date of death or until the expiration of the stated term of the Option, whichever period is shorter.

(b) Termination Without Cause Or By Reason Of Disability. For purposes of this agreement, the period beginning on the date the Option first vests and ending on the expiration of the term of the Option is referred to as the "Exercise Period."

         (i) Disability. If the Grantee's employment by the Cardinal Group terminates by reason of disability (as defined in the Plan) or Incapacity (as defined in the Employment Agreement dated as of February 1, 2004 between the Company and Grantee, as may be amended from time to time (the "Employment Agreement")), then any unvested portion of the Option will vest in accordance with the terms indicated on the first page of this agreement and may thereafter be exercised by the Grantee (or any transferee, if applicable) until the earlier of the fifth anniversary of the date of such disability or Incapacity or the Exercise Period. Notwithstanding the foregoing, if the Grantee dies after such disability or Incapacity but before the expiration of the Exercise Period, unless otherwise determined by the Committee within 60 days of such death, any unvested portion of the Option shall vest upon the 60th day after such death, and the Option may be exercised by any transferee of the Option, if applicable, or by the legal representative of the estate or by the legatee of the Grantee under the will of the Grantee from and after, the 60th day after such death for a period of one year (or such other period as the Committee may specify at or after grant or death) from the date of death or until the expiration of the Exercise Period, whichever period is shorter.

         (ii) Termination Without Cause. If the Grantee's employment by the Cardinal Group is terminated without Cause (as used in this agreement, "Cause" shall have the meaning set forth in the Employment Agreement), then any vested and unexercised portion of the Option may thereafter be exercised by the Grantee (or any transferee, if applicable) until the expiration of the Exercise Period, and any portion of the Option that is unvested as of the date of such termination shall be forfeited; provided, however, that if such termination without Cause occurs following a change in corporate structure or personnel of the Company (or similar event) which results in the Executive ceasing to report directly to Robert D. Walter prior to such termination, the remaining unvested portion of the Option shall vest and become exercisable on the Vesting Date, and shall remain exercisable thereafter for the remainder of the Exercise Period. Notwithstanding the foregoing, if the Grantee dies after such termination without Cause but before the expiration of the Exercise Period , unless otherwise determined by the Committee within 60 days of such death, any unvested portion of the Option shall vest upon the 60th day after such death, and the Option may be exercised by any transferee of the Option, if applicable, or by the legal representative of the estate or by the legatee of the Grantee under the will of the Grantee from and after the 60th day after such death for a period of one year (or such other period as the Committee may specify at or after grant or death) from the date of death or until the expiration of the Exercise Period, whichever period is shorter.

(c) Termination by the Cardinal Group for Cause. If the Grantee's employment by the Cardinal Group is terminated for Cause, all outstanding Options that have not been exercised shall immediately and automatically terminate, be forfeited, and cease to be exercisable at any time without regard to whether such Options are vested.

(d) Other Termination of Employment. If the Grantee's employment by the Cardinal Group terminates for any reason (including, without limitation, Grantee's retirement) other than death, disability, Incapacity or termination by the Company with or without Cause (subject to Section 10 of the Plan regarding acceleration of the vesting of the Option upon a Change of Control), (i) any unexercised portion of the Option which has not vested on such date of termination will automatically terminate on the date of such termination, and
(ii) any portion of the option which has vested as of the date of such termination shall remain exercisable thereafter for the remainder of the Exercise Period.

4. Restrictions on Exercise. The Option is subject to all restrictions in this agreement and/or in the Plan, and is subject to the covenants contained in
Section 5 of the Employment Agreement. As a condition of any exercise of the Option, the Company may require the Grantee or his transferee or successor to make any representation and warranty to comply with any applicable law or regulation or to confirm any factual matters (including Grantee's compliance with the terms of items 5 and 6 of this agreement or any employment or severance agreement between any member of the Cardinal Group and the Grantee, including without limitation the terms of Section 5 of the Employment Agreement) reasonably requested by the Company.

5. Triggering Conduct/Competitor Triggering Conduct. As used in this agreement, "Triggering Conduct" shall include disclosing or using in any capacity other than as necessary in the performance of duties assigned by the Cardinal Group any confidential information, trade secrets or other business sensitive information or material concerning the Cardinal Group; violation of Company policies, including conduct which would constitute a breach of any of the Certificates of Compliance with Company Policies and/or Certificate of Compliance with Company Business Ethics Policies signed by the Grantee, directly or indirectly employing, contacting concerning employment or participating in any way in the recruitment for employment (whether as an employee, officer, director, agent, consultant or independent contractor) any person who was or is an employee, representative, officer or director of the Cardinal Group at any time within the twelve months prior to the termination of Grantee's employment with the Cardinal Group; any action by Grantee and/or his representatives that either does or could reasonably be expected to undermine, diminish or otherwise damage the relationship between the Cardinal Group and any of its customers and/or potential customers, vendors and/or suppliers that were known to Grantee, and breaching any provision of any employment or severance agreement with a member of the Cardinal Group, including, without limitation, the terms of
Section 5 (other than Sections 5(d) and 5(e)) of the Employment Agreement. As used herein, "Competitor Triggering Conduct" shall include, either during Grantee's employment or within two years following Grantee's termination of employment with the Cardinal Group, accepting employment with or serving as a consultant, advisor, or in any other capacity to an entity that is in competition with the business conducted by any member of the Cardinal Group (a "Competitor"), including, but not limited to, employment or another business relationship with any Competitor if Grantee has been introduced to trade secrets, confidential information or business sensitive information during Grantee's employment with the Cardinal Group and such information would aid the Competitor because the threat of disclosure of such information is so great that, for purposes of this agreement, it must be assumed that such disclosure would occur.

6. Special Forfeiture/Repayment Rules. For so long as Grantee continues as an employee with the Cardinal Group and for three years following Grantee's termination of employment with the Cardinal Group regardless of the reason, Grantee agrees not to engage in Triggering Conduct. If Grantee engages in such Triggering Conduct during the time period set forth in the preceding sentence or in Competitor Triggering Conduct during the time period referenced in the definition of "Competitor Triggering Conduct" set forth in Section 5 above, then:

(a) the Option (or any part thereof that has not been exercised) shall immediately and automatically terminate, be forfeited, and shall cease to be exercisable at any time; and

(b) the Grantee shall, within 30 days following written notice from the Company, pay the Company an amount equal to the gross option gain realized or obtained by the Grantee or any transferee resulting from the exercise of such Option, measured at the date of exercise (i.e., the difference between the market value of the Option Shares on the exercise date and the exercise price paid for such Option Shares), with respect to any portion of the Option that has already been exercised at any time within three years prior to the Triggering Conduct (the "Look-Back Period"), less $1.00. If Grantee engages only in Competitor Triggering Conduct, then the Look-Back Period shall be shortened to exclude any period more than one year prior to Grantee's termination of employment with the Cardinal Group, but including any period between the time of Grantee's termination and engagement in Competitor Triggering Conduct. The Grantee may be released from Grantee's obligations under this item 6 only if the Committee (or its duly appointed designee) determines, in writing and in its sole discretion, that such action is in the best interests of the Company. Nothing in this item 6 constitutes a so-called "noncompete" covenant. However, this item 6 does prohibit certain conduct while Grantee is associated with the Cardinal Group and thereafter and does provide for the forfeiture or repayment of the benefits granted by this agreement under certain circumstances, including but not limited to the Grantee's acceptance of employment with a Competitor. Grantee agrees to provide the Company with at least ten days written notice prior to directly or indirectly accepting employment with or serving as a consultant, advisor, or in any other capacity to a Competitor, and further agrees to inform any such new employer, before accepting employment, of the terms of this item 6 and the Grantee's continuing obligations contained herein. No provisions of this agreement shall diminish, negate, or otherwise impact any separate noncompete or other agreement to which Grantee may be a party, including but not limited to any of the Certificates of Compliance with Company Policies and/or Certificate of Compliance with Company Business Ethics Policies. Grantee acknowledges and agrees that the provisions contained in this item 6 are being made for the benefit of the Company in consideration of Grantee's receipt of the Option, in consideration of employment, in consideration of exposing Grantee to the Company's business operations and confidential information, and for other good and valuable consideration, the adequacy of which consideration is hereby expressly confirmed. Grantee further acknowledges that the receipt of the Option and execution of this agreement are voluntary actions on the part of Grantee, and that the Company is unwilling to provide the Option to Grantee without including this item 6. Further, the parties agree and acknowledge that the provisions contained in items 5 and 6 are material provisions to and part of an otherwise enforceable agreement at the time the agreement is made.

7. Right of Set-Off. By accepting this Option, the Grantee consents to a deduction from and set-off against any amounts owed to the Grantee by any member of the Cardinal Group from time to time (including but not limited to amounts owed to the Grantee as wages, severance payments, or other fringe benefits) to the extent of the amounts owed to the Cardinal Group by the Grantee under this agreement.

8. Governing Law/Venue. This agreement shall be governed by the laws of the State of Ohio, without regard to principles of conflicts of law, except to the extent superceded by the laws of the United States of America. The parties agree and acknowledge that the laws of the State of Ohio bear a substantial relationship to the parties and/or this agreement and that the Option and benefits granted herein would not be granted without the governance of this agreement by the laws of the State of Ohio. In addition, all legal actions or proceedings relating to this agreement shall be brought in state or federal courts located in Franklin County, Ohio, and the parties executing this agreement hereby consent to the personal jurisdiction of such courts. Grantee acknowledges that the covenants contained in items 5 and 6 of this agreement are reasonable in nature, are fundamental for the protection of the Company's legitimate business and proprietary interests, and do not adversely affect the Grantee's ability to earn a living in any capacity that does not violate such covenants. The parties further agree that in the event of any violation by Grantee of any such covenants, the Company will suffer immediate and irreparable injury for which there is no adequate remedy at law. In the event of any violation or attempted violations of item 5 or 6 of this agreement, the Company shall be entitled to specific performance and injunctive relief or other equitable relief without any showing of irreparable harm or damage, and Grantee hereby waives any requirement for the securing or posting of any bond in connection with such remedy, without prejudice to the rights and remedies afforded the Company hereunder or by law. In the event that it becomes necessary for the Company to institute legal proceedings under this agreement, Grantee shall be responsible to the Company for all costs and reasonable legal fees incurred by the Company with regard to such proceedings. Any provision of this agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable should be construed or limited in a manner that is valid and enforceable and that comes closest to the business objectives intended by such provision, without invalidating or rendering unenforceable the remaining provisions of this agreement.

9. Action by the Committee. The parties agree that the interpretation of this agreement shall rest exclusively and completely within the good faith province and discretion of the Committee. The parties agree to be bound by the decisions of the Committee with regard to the interpretation of this agreement and with regard to any and all matters set forth in this agreement. The Committee may delegate its functions under this agreement to an officer of the Cardinal Group designated by the Committee (hereinafter the "designee"). In fulfilling its responsibilities hereunder, the Committee or its designee may rely upon documents, written statements of the parties, or such other material as the Committee or its designee deems appropriate. The parties agree that there is no right to be heard or to appear before the Committee or its designee and that any decision of the Committee or its designee relating to this agreement, including without limitation whether particular conduct constitutes Triggering Conduct or Competitor Triggering Conduct, shall be final and binding unless such decision is arbitrary and capricious.

                             ACCEPTANCE OF AGREEMENT

The Grantee hereby: (a) acknowledges receiving a copy of the Plan, which has either been previously delivered or is provided with this agreement, and represents that he is familiar with and understands all provisions of the Plan and this agreement; and (b) voluntarily and knowingly accepts this agreement and the Option granted to him under this agreement subject to all provisions of the Plan and this agreement. The Grantee further acknowledges receiving a copy of the Company's most recent Annual Report and other communications routinely distributed to the Company's shareholders and a copy of the Plan Description dated November 17, 2003 pertaining to the Plan.


                                          ----------------------------------
                                          Signature

                                          ----------------------------------
                                          Print Name

                                          ----------------------------------
                                          Grantee's Social Security Number

                                          ----------------------------------





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